AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2010

Registration Statement No.333-31961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-1531401
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

222 North LaSalle Street

Chicago, Illinois 60601

(312) 346-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JEFFERSON SMURFIT CORPORATION

AMENDED AND RESTATED 1992 STOCK OPTION PLAN

(Full title of the plan)

Craig A. Hunt	Copies to:
Senior Vice President, Secretary and General Counsel	David W. Braswell, Esq.
Smurfit-Stone Container Corporation	Armstrong Teasdale LLP
222 North LaSalle Street	7700 Forsyth Blvd., Suite 1800
Chicago, Illinois 60601	St. Louis, Missouri 63105
312-346-6600	314-621-5070
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-8 (Registration No. 333-31961) filed with the Securities and Exchange Commission on July 24, 1997 (the “Registration Statement”) by Jefferson Smurfit Corporation, now known as Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”).  The Registration Statement registered an additional 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

On January 26, 2009, the Company and its U.S. and Canadian subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware (the “U.S. Court”). On the same day, the Company’s Canadian subsidiaries also filed to reorganize under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Canada (the “Canadian Court” and together with the U.S. Court, the “Bankruptcy Courts”).

As previously disclosed, on June 21, 2010, the U.S. Court entered an order confirming the Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, dated May 26, 2010 (the “Plan”).  On May 13, 2010, the Canadian Court approved the Plan.  The Plan became effective on June 30, 2010.  Under the Plan, the holders of the Company’s Common Stock received a pro-rata distribution of 2,172,175 shares of new common stock issued by the Company’s subsidiary, Smurfit-Stone Container Enterprises, Inc., into which the Company was merged pursuant to the Plan.  Upon such distribution all of the Company’s Common Stock was cancelled.

Pursuant to an undertaking contained in the Registration Statement, this Post-Effective Amendment is being filed to deregister, as of the date of its filing, all shares of the Common Stock unsold or unissued under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration, although cancelled, all shares of the Common Stock registered under the Registration Statement that remain unsold or unissued as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), as successor issuer to the registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on behalf of the registrant by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on June 30, 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Patrick J. Moore
Patrick J. Moore
Chief Executive Officer
(Principal Executive Officer)